Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources’ Board Approves 2009 Capital Budget

FORT WORTH, TEXAS (November 20, 2008) – Quicksilver Resources Inc. (NYSE: KWK) announced that its board of directors has approved a $600 million capital budget for 2009, which includes approximately $400 million for drilling, $155 million for gathering and processing facilities (including approximately $35 million to be funded by Quicksilver Gas Services LP), $40 million for leasehold and $5 million for other property and equipment.  On a geographic basis, approximately $475 million is anticipated to be spent in Texas, $110 million in Canada and $15 million combined in other areas in the United States.

“Quicksilver’s 2009 capital program should once again provide for meaningful growth in reserves and production and, given our significant hedge position, it can be entirely funded from internally-generated cash flow inclusive of $50 million each for expected distributions to be received from BreitBurn Energy Partners L.P. and federal income tax refunds.  In fact, given our substantial hedge position, we could sustain an additional $2 reduction to NYMEX natural gas prices and should still have sufficient cash flow to fund our $600 million capital program,” said Glenn Darden, Quicksilver president and chief executive officer.  “We are committed to operate within our expected cash flow and have the flexibility to reduce budgeted expenditures if needed.  Additionally, we believe our exploratory program will provide significant development opportunities for the company’s future growth.”

Total capital expenditures include approximately $65 million for exploratory drilling activities, primarily associated with the company’s extensive leasehold in the Horn River Basin of British Columbia and the Delaware Basin of west Texas.

Production volumes for 2009 are projected to average in the range of 325 to 330 million cubic feet of natural gas equivalents per day (MMcfe/d), up more than 20% from the projected 2008 average.  Average daily production volumes for 2009 are expected to consist of approximately 76% natural gas, 22% natural gas liquids and 2% crude oil.  The company estimates that capital expenditures of approximately $250 million would be required to maintain existing annual production levels.  This expenditure level provides substantial flexibility in the timing and development of the resource base.

Quicksilver expects to fully comply with all financial covenants on its debt outstanding, none of which requires any principal repayments until 2012 .

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including shales, coalbed methane, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas, NGL and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, NGL and crude oil reserves and predicting natural gas, NGL and crude oil reservoir performance; effects of hedging natural gas, NGL and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; the effects of existing or future litigation; and other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 08-27

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